EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of Omnicom Group Inc. on Form S-4 of our report dated March 6, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), on the consolidated financial statements of Ketchum Communications Holdings, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP.
Pittsburgh, Pennsylvania


March 6, 1996